[LAW OFFICE OF EUGENE MICHAEL KENNEDY, P.A. LETTERHEAD]







                                       December 6, 2000



Board of Directors
Wallstreet-Review, Inc.
4701 N. Federal Highway
Suite 370, B-9
Lighthouse Point, Florida 33064


RE:  Registration Statement on Form S-8


Gentlemen:

     You have requested my opinion as to whether or not the 600,000 shares of Common Stock ($.01 par value) to be issued to various employees pursuant to the Company's employment benefit plan, when issued, will be legally issued and fully paid and non-assessable securities of the Company. In connection with these employment and compensation agreements, I have examined the Form of the Registration Statement to be filed by the Company in connection with such shares on Form S-8; the Articles of Incorporation of the Company, as amended; and the By-Laws of the Company currently in effect relating to the issuance of the shares. In addition, I have examined such other documents and records, instruments and certificates of officers and representatives of the Company and have made such other investigations as I deemed necessary or appropriate under the circumstances. In connection with rendering this opinion, I have reviewed such statutes and regulations as I have deemed relevant and necessary. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of all documents submitted to me as copies, the authenticity of the original of such copies and the information contained therein are augmented by discussion with appropriate officer. I have further assumed that the recipients of the shares of Common Stock under this agreement will have paid the consideration required under the terms of such agreements prior to the issuance of such shares.

     Based upon the foregoing, and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the agreements made with employees for the issuance of 600,000 shares of common stock to be issued, will, upon receipt of full payment, issuance and delivery in accordance with the terms of the


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Board of Directors
Wallstreet-Review, Inc.
RE:  Registration Statement on Form S-8



agreements covered by such Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the shares enumerated herein which are to be expressly covered by the Form S-8 Registration Statement and does not cover subsequent issuances of shares, if any, to be made in the future pursuant to such or similar agreements, if any, pertaining to services to be performed in the future. Such transactions are required to be included in either a new registration statement or a post effective amendment to the Registration Statement in connection with which this opinion is issued including updated opinions concerning the validity of subsequent issuance of shares.

     This opinion is limited to the laws of the State of Florida.
I express no opinion with respect to the laws of any other jurisdiction. In addition, I hereby consent to you filing this opinion with the Securities and Exchange Commission as an exhibit to the above-referenced Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. This opinion is based upon my knowledge of the facts as of the date hereof. I assume no duty to communicate with you with respect to any matter which comes to my attention hereafter.


                                        Yours truly,


                                        /s/Eugene M. Kennedy, Esq.


                                        EUGENE MICHAEL KENNEDY, ESQ.
EMK/kf